Exhibit 99.1

GLOBALSCAPE’S, INC. Chief Financial Officer Resigns

SAN ANTONIO, TEXAS, July 24, 2008—GlobalSCAPE, Inc. ( AMEX: GSB ) announced today that its Chief Financial Officer and Interim President, Kelly E. Simmons, has tendered his resignation to become effective July 30, 2008. Mr. Simmons is leaving GlobalSCAPE  to accept a position with another company. Tom Brown, GlobalSCAPE’s Chairman of the Board, stated that the company greatly appreciates Mr. Simmons contribution both as CFO and Interim President and wishes him much success in his new endeavors.

David Mann, a member of GlobalSCAPE’s board of directors since 2002 and the holder of approximately 11% of the Company’s stock, will act as President until the company completes its  previously announced search for a permanent CEO. GlobalSCAPE  anticipates that this process will be completed in the near future.

In addition , the Company announced that its quarterly conference call which had been scheduled for 4:00 p.m. (CDT ) on July 29, 2008 has been rescheduled for August 14, 2008 at 4:p.m. ( CDT ).

ABOUT GLOBALSCAPE

GlobalSCAPE, a provider of Global Managed File Transfer ( MFT ) solutions and wide-area file services (WAFS) technologies, delivers a modular approach to solving the enterprise challenges of security, bandwidth, latency and regulatory compliance. GlobalSCAPE’s products securely and efficiently move files such as financial data, medical records, customer files, intellectual property, and other sensitive documents of any size between supply chain partners and branch offices. GlobalSCAPE’s products are used by mid-sized  and large enterprise companies, including virtually all of the Fortune 500 companies, leading technology, banking, healthcare, and public sector organizations. Headquartered in San Antonio, TX, GlobalSCAPE is also the developer of CuteFTP, the most popular file transfer protocol application on the market with over 100 million downloads since 1996.

Safe Harbor Statement

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence  does not mean that a statement is not a forward-looking statement. These forward-looking statements  are based upon the of Company’s expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward –looking statements, whether as a result of new information, future events or otherwise. Among the  important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-k for the 2007 calendar year, filed on March 26, 2008 with the Securities and Exchange Commission.

Contact:

GlobalSCAPE

Earl Posey, 210-293-7918

Vice-president-Investor Relations/Business Operations